Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

For Immediate Release:

November 20, 2025

News Media & Financial Analyst Contact:

George Boyan

EVP and Chief Financial Officer

(908) 713-4565

Unity Bancorp, Inc. Announces Executive Leadership Promotions

Clinton, NJ — Unity Bancorp, Inc. (NASDAQ: UNTY), the parent company of Unity Bank, is pleased to announce the promotion of George Boyan to President, effective January 1, 2026. Mr. Boyan currently serves as Executive Vice President and Chief Financial Officer and has played a pivotal role in the company’s financial strategy and growth.

In addition to his new role as President, Mr. Boyan will be appointed to the Boards of Directors of both Unity Bancorp, Inc. and Unity Bank, also effective January 1, 2026.

James Davies will succeed Mr. Boyan as Chief Financial Officer. Mr. Davies currently serves as Senior Vice President and Controller. Mr. Davies brings extensive experience in financial management and strategic planning, and has been a key contributor to Unity’s continued success.

James Hughes will continue to serve as Chief Executive Officer and as member of our Board of Directors, maintaining his leadership role in guiding the company’s long-term vision and strategic direction.

“These promotions reflect the strength and depth of Unity’s leadership team,” said Mr. Hughes. “George has demonstrated exceptional leadership and financial acumen, and James is well-prepared to take on the CFO role. I look forward to working closely with both of them in their new roles, as we continue to grow and serve our customers and communities.”

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with approximately $2.9 billion in assets and $2.3 billion in deposits. Unity Bank, the Company’s wholly owned subsidiary, provides financial services to retail, corporate and small business customers through its robust branch network located in Bergen, Hunterdon, Middlesex, Morris, Ocean, Somerset, Union and Warren Counties in New Jersey and Northampton County in Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com , or call 800-618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the Company’s control that could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as amended or supplemented by our subsequent filings with the SEC, as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, results of regulatory exams, and the impact of any health crisis or national disasters on the Bank, its employees and customers, among other factors.